Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360, 333-101361, 333-124366, 333-130024, 333-139246, 333-139247 and 333-139254) and on Form S-3 (Nos. 333-37934, 333-71526, 333-81964, 333-88866, 333-122240, 333-117952, 333-130026, 333-130028 and 333-139244) of our reports dated March 16, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ladenburg Thalmann Financial Services Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Eisner LLP
New York, New York
March 16, 2007